Exhibit 99.1

PRESS RELEASE

NEI / 25 Dan Road Canton, MA / 02021-2817 / telephone: 781 332 1000 / fax: 781 770 2000 www.nei.com

NEI ANNOUNCES FINANCIAL RESULTS FOR THE SECOND FISCAL QUARTER 2009

Company Reports 11th Consecutive Quarter of Non-GAAP Profitability and Generates $5.2 Million in Cash

CANTON, MA, April 30, 2009 — NEI (NASDAQ: NENG), a leading provider of application platforms, appliances and support services for software developers, OEMs and service providers worldwide, today reported financial results for its second fiscal quarter ended March 31, 2009.

Second Quarter Financial Performance

•                  Net revenues of $37.5 million were within guidance of $36 million to $41 million, representing a decrease of 32 percent compared to $55.2 million in the second fiscal quarter of 2008 and a slight sequential increase compared to the $37.2 million recorded in the first fiscal quarter of 2009. The year-over-year decrease in net revenues for the second fiscal quarter of 2009 was primarily due to the impact of the economic slowdown on certain of the Company’s customers, offsetting revenue from new customers.

•                  Gross profit was 15.4 percent of net revenues, above guidance of 13.5 percent to 15.0 percent and compared to 16.1 percent in the second fiscal quarter of 2008.

•                  Operating expenses were $6.4 million, including $301,000 of stock-based compensation expense and $439,000 of amortization expense, within guidance of between $6.4 million to $6.9 million. Operating expenses declined 27 percent, compared to $8.7 million in the year-ago quarter, which included $410,000 of stock-based compensation expense, $501,000 of amortization expense and $175,000 of restructuring charges.

•                  Net loss on a GAAP basis was $(670,000), or $(0.02) per share, which included $341,000 of stock-based compensation expense and $439,000 of amortization expense. The results were within guidance of a net loss of $(600,000) to $(1.2) million. Net loss on a GAAP basis compared to net income on a GAAP basis of $300,000, or $0.01 per share, in the second fiscal quarter of 2008.

•                  Non-GAAP net income, which excludes stock-based compensation and amortization expenses, was $110,000, or $0.00 per share, within guidance of a non-GAAP net loss of $(400,000) to a non-GAAP net income of $200,000. This compared to non-GAAP net income of $1.4 million, or $0.03 per share, in the second fiscal quarter of 2008.

•                  The Company generated $5.2 million of cash and ended the quarter with approximately $18.3 million in cash and cash equivalents.

Greg Shortell, President and Chief Executive Officer of NEI, commented, “We successfully managed our working capital, kept a close eye on operating expenses, and delivered results that met guidance, resulting in our 11th consecutive quarter of non-GAAP profitability. Our cash balance increased $5.2 million to $18.3 million and our strong balance sheet continues to enable us to win important new business and open the doors to large long-term opportunities. Based on our cash position, we re-instituted our stock repurchase program. This was a strong operating quarter for NEI despite

SOLUTION DESIGN	INTEGRATION CONTROL	GLOBAL LOGISTICS	SMART SERVICES	SUPPORT & MAINTENANCE

challenging conditions in the global economy, however, we recognize that the challenges related to the economy are not fully behind us.”

During this quarter NEI added 14 new design wins, for a total of 25 in the first half of fiscal 2009, compared to 23 in the year-ago period. During the first six months of fiscal 2009, design wins included eight new customers with run-rate business, three were design wins for run-rate products with existing customers and five were design wins for new products with existing customers. NEI has been successful in fiscal 2009 in its ongoing effort to engage with customers that have established, revenue generating solutions, which shortens the time-to-revenue. EMC, the only customer that comprised more than 10 percent of net revenues in the quarter, comprised 38 percent of total revenues during the quarter, compared to 49 percent in the year ago quarter.

Mr. Shortell continued, “Our track record in delivering high quality products that reduce our customers’ operating costs continues to speak well for us in the marketplace. Our opportunities are expanding as companies refocus on their core competencies and outsource their hardware, integration, maintenance, and support needs. This trend continues to create exciting opportunities for NEI. We believe that we have a competitive advantage due to our position as a ‘super middleweight’ player in the integration space. We have the scale, multiple market sector expertise and economic stability that has proven our ability to rapidly react to client delivery needs and schedules.”

Mr. Shortell concluded, “In addition, NEI is at the forefront of Intel’s new Nehalem microprocessor architecture, now released as the Xeon 5500 Series. The impact of this architecture is similar to that of the analog-to-digital TV shift now underway, and our knowledge of the customer’s requirements is critical to helping software providers understand the capabilities of and effectively utilize this technological advance. We see this as a technological shift that starts today and will play out over the next year as we believe that every software provider will eventually desire to take advantage of the increased speed, enhanced bandwidth and more efficient power utilization the Xeon 5500 Series offers. Many of our current customers and prospects are planning their transition now and we intend to leverage our unique ability to partner with them to accelerate their go-to-market process. This is a great example of one of our core value-add propositions that we have always offered our software-focused customers.”

On March 16, 2009, the Company announced that it was re-instituting its stock repurchase program.  During the second fiscal quarter, the Company purchased approximately 96,000 shares for a total of $52,000.  Since June 2008, when the stock repurchase plan was initially implemented permitting the repurchase of up to 5,000,000 shares, the Company has repurchased a total of 1,353,000 shares for approximately $1,151,000 through March 31, 2009.

Business Outlook

NEI currently anticipates the following results for its fiscal third quarter ending June 30, 2009, based on current forecasts from certain partners and historical trends.

•                  Net revenues in the range of $30 million to $35 million.

•                  Gross profit in the range of 13.5 percent to 15 percent of net revenues.

•                  Operating expenses between $6.4 million and $6.9 million, including an estimated $293,000 of stock-based compensation expense and an estimated amortization expense of $439,000.

•                  Net loss on a GAAP basis in the range of $(1.7) million to $(2.3) million.

•                  Net loss on a non-GAAP basis in the range of $(900,000) to $(1.5) million.

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“Our revenue guidance is based on current customer forecasts and is a reflection of the still very challenging economic environment,” stated Doug Bryant, Chief Financial Officer. “Our customers’ forecasting visibility remains limited and they continue to manage inventory very closely.  We would expect that continued economic headwinds could result in volatility in our revenues in the coming quarters. We are doing everything we can to manage our way through this turbulent economy and maintain our cash flows. Additionally, we are gradually managing down our non-strategic, transactional-based revenues.  We believe that as our new design wins begin to ramp up and as the economy begins to turn, we will be well positioned for future growth.”

Conference Call Details

In conjunction with this announcement, NEI management will conduct a conference call at 10 a.m. (ET) today, April 30, to discuss the Company’s operating performance and financial outlook. The conference call will be available live via the Internet by accessing the NEI web site at www.nei.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

To listen to the conference call via phone, please dial 1-888-549-7880 or 1-480-629-9866.  For those who cannot access the live broadcast, a replay will be available by dialing 1-800-406-7325 or 1-303-590-3030 and entering “4059618” from three hours after the end of the call until 12 p.m. (ET) on May 7, 2009. The replay will also be available at the NEI web site.

Important Information about Non-GAAP References

References by NEI (the “Company”) to non-GAAP net income or loss and non-GAAP per share information refer to net income or loss or per share information excluding stock-based compensation expense, amortization expense, goodwill impairment and restructuring charges. GAAP requires that these expenses and charges be included in determining net income or loss and per share information. The Company’s management uses non-GAAP operating expenses, and associated non-GAAP net income or loss (which is the basis for non-GAAP per share information) to make operational and investment decisions, and the Company believes that they are among several useful measures for an enhanced understanding of its operating results for a number of reasons.

First, although the Company undertakes analyses to ensure that its stock-based compensation grants are in line with peer companies and do not unduly dilute shareholders, the Company allocates grants and measures them at the corporate level. Second, management excludes their financial statement effect when planning or measuring the periodic financial performance of the Company’s functional organizations since they are episodic in nature and unrelated to its core operating metrics. In addition, the Company’s management excludes the financial statement effect of these items in evaluating and compensating employees due to the fact that it is difficult to forecast these expenses. Lastly, we believe that providing non-GAAP per share information affords investors a view of results that may be more easily compared to peer companies and enables investors to consider the Company’s results on both a GAAP and non-GAAP basis in periods when the Company is undertaking non-recurring activities.

The Company believes these non-GAAP measures will aid investors’ overall understanding of the Company’s results by providing a higher degree of transparency for certain expenses, and providing a level of disclosure that will help investors understand how the Company plans and measures its own business. However, non-GAAP net income or loss should be construed neither as an alternative to GAAP net income or loss or per share information as an indicator of our operating performance nor as a substitute for cash flow from operations as a measure of liquidity because the items excluded from

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the non-GAAP measures often have a material impact on the Company’s results of operations. Therefore, management uses, and investors should use, non-GAAP measures only in conjunction with the Company’s reported GAAP results.

About NEI

NEI is a leading provider of application platforms, appliances and support services for software developers, OEMs and service providers worldwide. Through its comprehensive suite of services that include solution design, integration control, support and other value-added service capabilities, NEI enables customers to more effectively deploy, manage, service and support their solutions. Founded in 1997, NEI is headquartered in Canton, Massachusetts and trades on the NASDAQ exchange under the symbol NENG. For more information about NEI’s products and services, visit www.nei.com.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the Company’s future financial performance, including statements regarding future net revenues, gross profits, operating expenses including stock-based compensation expenses, amortization expense, net income (loss), and any other statements about the Company’s management’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s most recent Annual Report on Form 10-K for the year ended September 30, 2008 and the most recent Form 10-Q for the quarter ended December 31, 2008 under the section “Risk Factors” as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligations to update the information included in this press release.

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NEI

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008

Net revenues	$37,461	$55,174	$74,696	$109,514
Cost of revenues	31,693	46,275	63,320	90,875

Gross profit	5,768	8,899	11,376	18,639

Operating expenses:
Research and development	1,653	2,318	3,095	4,688
Selling and marketing	2,024	2,948	4,201	6,065
General and administrative	2,275	2,935	4,350	5,580
Amortization of intangible asset	439	501	878	921

Total operating expenses	6,391	8,702	12,524	17,254

(Loss) income from operations	(623)	197	(1,148)	1,385
Interest and other income (expense), net	(47)	142	12	266

(Loss) income before income taxes	$(670)	$339	$(1,136)	$1,651
Provision for income taxes	—	39	—	110

Net (loss) income	$(670)	$300	$(1,136)	$1,541

Net (loss) income per share - basic	$(0.02)	$0.01	$(0.03)	$0.04
Net (loss) income per share - diluted	$(0.02)	$0.01	$(0.03)	$0.03

Shares used in computing basic net (loss) income per share	43,177	44,009	43,156	43,833
Shares used in computing diluted net (loss) income per share	43,177	44,306	43,156	44,169

The amounts in the table above include employee stock-based compensation as follows (in thousands):

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008

Cost of revenues	$40	$46	$75	$100
Research and development	58	162	142	412
Selling and marketing	77	66	138	161
General and administrative	166	182	325	370

	$341	$456	$680	$1,043

NEI

Non-GAAP Financial Measures and Reconciliations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008

GAAP net (loss) income	$(670)	$300	$(1,136)	$1,541
Amortization of intangible asset	439	501	878	921
Restructuring Charges	—	175	—	175
Stock-based compensation	341	456	680	1,043

Non-GAAP net income	$110	$1,432	$422	$3,680

GAAP basic net (loss) income per share	$(0.02)	$0.01	$(0.03)	$0.04
Amortization of intangible asset	0.01	0.01	0.02	0.02
Restructuring Charges	—	0.00	—	0.00
Stock-based compensation	0.01	0.01	0.02	0.02

Non-GAAP basic net income per share	$0.00	$0.03	$0.01	$0.08

GAAP diluted net (loss) income per share	$(0.02)	$0.01	$(0.03)	$0.03
Amortization of intangible asset	0.01	0.01	0.02	0.02
Restructuring Charges	—	0.00	—	0.00
Stock-based compensation	0.01	0.01	0.02	0.02

Non-GAAP diluted net income per share	$0.00	$0.03	$0.01	$0.07

Shares used in computing GAAP and non-GAAP basic net (loss) income per share	43,177	44,009	43,156	43,833

Shares used in computing GAAP diluted net (loss) income per share	43,177	44,306	43,156	44,169

Shares used in computing non-GAAP diluted net income per share	43,187	44,306	43,164	44,169

NEI

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	September 30,
	2009	2008
ASSETS

Current assets:

Cash and cash equivalents	$18,335	$10,003
Restricted cash	47	47
Accounts receivable, net	22,764	26,403
Income tax receivable	729	2,585
Inventories	15,102	21,380
Prepaid expenses and other current assets	1,480	2,009

Total current assets	58,457	62,427

Property and equipment, net	1,631	1,549
Intangible asset	9,006	9,884
Contingently returnable acquisition consideration	4,022	4,022
Other assets	176	183

Total assets	$73,292	$78,065

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$8,847	$11,745
Accrued liabilities	3,810	4,549
Deferred revenue	4,393	5,173

Total current liabilities	17,050	21,467

Deferred revenue	2,478	2,246

Total liabilities	19,528	23,713

Stockholders’ equity:
Common stock	470	468
Treasury stock	(3,990)	(3,772)
Additional paid-in capital	195,992	195,228
Accumulated deficit	(138,708)	(137,572)

Total stockholders’ equity	53,764	54,352

Total liabilities and stockholders’ equity	$73,292	$78,065

NEI

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008

Cash flows from operating activities:
Net (loss) income	$(670)	$300	$(1,136)	$1,541
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	662	877	1,334	1,650
Stock-based compensation	341	456	680	1,043
Other adjustments	7	(38)	32	51
Changes in operating assets and liabilities, net of effects of acquisition	5,259	2,747	8,109	(2,686)

Net cash provided by operating activities	5,599	4,342	9,019	1,599

Net cash used in investing activities	(366)	(685)	(544)	(34,240)
Net cash (used in) provided by financing activities	(58)	(5)	(143)	105
Effect of exchange rate differences on cash	—	—	—	(29)

Net increase (decrease) in cash and cash equivalents	5,175	3,652	8,332	(32,565)
Cash and cash equivalents, beginning of period	13,160	8,186	10,003	44,403

Cash and cash equivalents, end of period	$18,335	$11,838	$18,335	$11,838